Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES

ADOPTS STOCKHOLDER RIGHTS PLAN

Richmond, California – May 20, 2005 — Neurobiological Technologies, Inc. (NTI) (NASDAQ: NTII) today announced the adoption of a Stockholder Rights Plan to help protect the long-term interests of the Company’s stockholders. The Rights Plan is similar to plans adopted by many other public companies and was not adopted in response to any current or anticipated attempt to acquire the company.

The Rights Plan is designed to guard NTI stockholders against coercive takeover tactics and to help them realize the potential full value of their investment by providing for the equal treatment of all NTI stockholders in the event that an unsolicited attempt is made to acquire the company. The Rights Plan is not intended to and will not prevent a takeover of the company at a full and fair price.

“We believe that much of the value that we have created in recent years is not currently reflected in our stock price,” said Abraham E. Cohen, Chairman of the Board. “Given current market conditions and our belief in our growth potential with the anticipated commencement of Phase III clinical trials for Viprinex for the treatment of ischemic stroke, we felt it prudent to implement the Rights Plan at this time.”

Under the plan, NTI is distributing one preferred stock purchase right for each share of common stock outstanding at the close of business on May 27, 2005. The company will not issue separate certificates for the rights unless and until they become exercisable.

If a person or group acquires beneficial ownership of 15% or more of the company’s common stock in a transaction with a party not approved in advance by the company’s Board of Directors, each right will entitle its holder, other than the unapproved party, to acquire additional shares of common stock of the company at a price equal to 50% of market value. In addition, if and after an unapproved party acquires more that 15% of the company’s common stock, if the company or its business is later acquired in a merger or asset sale by the unapproved party or in a transaction in which all stockholders are not treated alike, stockholders with unexercised rights, other than the unapproved party, would be entitled to purchase common stock of the merger party or asset buyer at an exercise price equal to 50% of its market value.

The company’s Board of Directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable. The rights will expire on May 27, 2015.

Financial advisory services related to the adoption of the Rights Plan were provided by RBC Capital Markets.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including volatility in our stock price, our ability to develop and meet regulatory requirements for Viprinex and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.